As filed with the Securities and Exchange Commission on September 10, 2020

Securities Act File No. 333-195326
Investment Company Act File No. 811-06565

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☒

Pre-Effective Amendment No.

Post-Effective Amendment No. 5

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

Amendment No. 21

TEKLA LIFE SCIENCES INVESTORS

(Exact Name of Registrant as Specified in Charter)

100 Federal Street, 19th Floor

Boston, MA 02110

(617) 772-8500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s
Principal Executive Offices)

Daniel R. Omstead, Ph.D.

100 Federal Street, 19th Floor

Boston, MA 02110

(Name, address including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Christopher P. Harvey, Esq.

Dechert LLP

One International Place, 40th Floor

100 Oliver Street

Boston, MA 02110

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box ☐.

This post-effective amendment will become effective immediately pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 (File No. 333-195326) of Tekla Life Sciences Investors (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing an exhibit to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than the Items of Part C of the Registration Statement as set forth below. Accordingly, this Post-Effective Amendment No. 5 consists only of a facing page, this explanatory note and Part C of the Registration Statement on Form N-2 setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 5 does not modify any other part of the Registration Statement. The contents of the Registration Statement are hereby incorporated by reference.

PART C: OTHER INFORMATION

Item 25. Financial Statements and Exhibits

2.	Exhibits:

a.	(i)	Amended and Restated Declaration of Trust of the Registrant, dated February 20, 1992(1)

(ii)	Amendment relating to requirements for Conversion dated March 26, 1992(1)

(iii)	Notice of Change of Trustee, dated August 11, 1995(1)

(iv)	Acceptance of Trustee Appointment, dated March 30, 2000(1)

(v)	Notice of Change of Trustee, dated April 14, 2003(1)

(vi)	Acceptance of Trustee appointment, dated June 2, 2003(1)

(vii)	Notice of Change of Trustee, dated August 9, 2006(3)

(viii)	Notice of Change of Trustee, dated July 2, 2007(3)

(ix)	Notice of Change of Trustee, dated June 8, 2010(3)

(x)	Amendment relating to Repurchase of Shares, dated May 3, 2011(2)

(xi)	Notice of Change of Trustee, dated June 29, 2011(3)

(xii)	Notice of Change of Trustee, dated December 14, 2011(3)

(xiii)	Notice of Change of Trustee, dated May 2, 2012(3)

(xiv)	Notice of Change of Trustee, dated December 20, 2017(7)

(xv)	Notice of Change of Trustee, dated December 13, 2018(8)

(xvi)	Notice of Change of Trustee, dated June 13, 2019(9)

(xvii)	Notice of Change of Trustee, dated August 27, 2020, filed herewith

b.	By-Laws of the Registrant, as amended(7)

c.	Not applicable

d.	(i)	Specimen certificate for Shares of Beneficial Interest(1)

(ii)	Form of Exercise Form(6)

e.	Dividend Reinvestment and Cash Purchase plan(1)

f.	Not applicable

g.	Investment Advisory Agreement, dated as of July 1, 2009, between the Registrant and Tekla Capital Management LLC (formerly known as Hambrecht & Quist Capital Management, LLC)(3)

h.	Not applicable

i.	Not applicable

j.	Custodian Agreement, dated September 30, 2004, between the Registrant and State Street Bank and Trust Company(1)

k.	(i) Administration Agreement between Registrant and State Street Bank and Trust Company, dated as of July 1, 2005(1)

(ii) Transfer Agency and Service Agreement between Registrant, Computershare Trust Company, N.A. and Computershare Shareholder Services, Inc. (formerly known as EquiServe, Inc.), dated as of March 1, 2006(3)

(iii) Information Agent Agreement between the Registrant and AST Fund Solutions, LLC, dated April 21, 2014(5)

(iv) Subscription Agent Agreement between the Registrant and Boston Financial Data Services, Inc., dated April 30, 2014(10)

(v) Support Services Agreement between the Registrant and Destra Capital Investments LLC dated January 1, 2016 (6)

(vi) Assignment of the Support Services Agreement with Destra Capital Investments LLC to Destra Capital Advisors LLC dated April 2, 2018(7)

l.	Opinion and Consent of Dechert LLP(5)

m.	Not applicable

n.	(i) Consent of Deloitte & Touche LLP(6)

(ii) Powers of Attorney dated April 16, 2014(3); Power of Attorney dated April 9, 2018(7); Power of Attorney dated December 13, 2018(8); Power of Attorney dated August 27, 2020, filed herewith

o.	Not applicable

p.	Not applicable

q.	Not applicable

r.	Code of Ethics of Registrant(3)

(1)	Incorporated by reference from Form N-2 Registration Statement (1933 File No. 333-133245; 1940 Act File No. 811-06565), filed on April 12, 2006.

(2)	Incorporated by reference from Form N-2/A Registration Statement (1940 Act File No. 811-06565), filed on July 5, 2011.

(3)	Incorporated by reference from Form N-2 Registration Statement (1933 Act File No. 333-195326; 1940 Act File No. 811-06565), filed on April 16, 2014.

(4)	Incorporated by reference from Form N-2/A Registration Statement (1940 Act File No. 811-06565), filed on December 28, 2012.

(5)	Incorporated by reference from Form N-2 Registration Statement (1933 Act File No. 333-195326; 1940 Act File No. 811-06565), filed on May 23, 2014.

(6)	Incorporated by reference from Form N-2 Registration Statement (1933 Act File No. 333-195326; 1940 Act File No. 811-06565), filed on May 28, 2014.

(7)	Incorporated by reference from Form N-2 Registration Statement (1933 Act File No. 333-195326; 1940 Act File No. 811-06565), filed on April 18, 2018.

(8)	Incorporated by reference from Form N-2 Registration Statement (1933 Act File No. 333-195326; 1940 Act File

No. 811-06565), filed on March 12, 2019.

(9)	Incorporated by reference from Form N-2 Registration Statement (1933 Act File No. 333-195326; 1940 Act File

No. 811-06565), filed June 20, 2019.

(10)	Incorporated by reference from Form N-2 Registration Statement (1933 Act File No. 333-195326; 1940 Act File No. 811-06565), filed June 19, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment No. 5 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and Commonwealth of Massachusetts on the 10th day of September, 2020.

TEKLA LIFE SCIENCES INVESTORS

By:	/s/ Daniel R. Omstead
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Daniel R. Omstead	Trustee and President (Principal Executive Officer)	September 10, 2020
Daniel R. Omstead

/s/ Laura Woodward	Treasurer (Principal Financial Officer)	September 10, 2020
Laura Woodward

/s/ Oleg M. Pohotsky*	Trustee and Chairman of the Board	September 10, 2020
Oleg M. Pohotsky

/s/ Rakesh K. Jain*	Trustee	September 10, 2020
Rakesh K. Jain

/s/ Thomas M. Kent**	Trustee	September 10, 2020
Thomas M. Kent

/s/ William S. Reardon*	Trustee	September 10, 2020
William S. Reardon

/s/ Lucinda H. Stebbins*	Trustee	September 10, 2020
Lucinda H. Stebbins

*By: Daniel R. Omstead as attorney-in-fact of each person so indicated and pursuant to the power of attorney previously filed on April 16, 2014.

**By: Daniel R. Omstead as attorney-in-fact of each person so indicated and pursuant to the power of attorney previously filed on April 18, 2018.

EXHIBIT LIST

(a)(xvii)	Notice of Change of Trustee dated August 27, 2020

(n) (ii)	Power of Attorney dated August 27, 2020